Exhibit 5.1

Registration Statement on Form F-1 of

Oi S.A. – Em Recuperação Judicial

Rio de Janeiro, January 31, 2019

Oi S.A. – Em Recuperação Judicial

Rua Humberto de Campos, 425, 8th floor, Leblon

22430-190

Rio de Janeiro, RJ, Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel to Oi S.A. – Em Recuperação Judicial, a public company organized under the laws of the Federative Republic of Brazil (“Oi”) in connection with the Subscription and Commitment Agreement, dated December 19, 2017 (as amended, the “Subscription Agreement”), among Oi, some of its subsidiaries and certain investors (the “Shareholders”), in the context of Oi’s judicial reorganization plan, as amended (the “RJ Plan”), and the related preparation and filing by Oi with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-1 (as amended to the date hereof, the “Registration Statement”) related to the resale by the Shareholders of American Depositary Shares (“ADSs”) representing common shares of Oi (“Common Shares”) previously issued by Oi to the Shareholders on January 25, 2019, under the terms of the Subscription Agreement and the RJ Plan.

We have examined and relied upon originals or certified, conformed or reproduction copies of agreements, instruments, documents and records of Oi, as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, we have assumed, without any independent investigation or inquiry of any kind, the legal capacity of all natural persons executing such documents, the genuineness of all signatures on original or certified copies, the authenticity and completeness of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

We have assumed that there are no other documents, agreements or other arrangements involving any party or other relevant instrument that may in any way affect the opinions expressed herein. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of Oi.

Based upon the foregoing, and subject to each and all of the limitations, qualifications and assumptions set forth herein, pursuant to Brazilian Law No. 11,101/05 and as a result of the confirmation of the RJ Plan and the Subscription Agreement by the 7th Commercial Court of the Judicial District of the State Capital of Rio de Janeiro (the “RJ Court”), we are of the opinion that the Common Shares issued by Oi to the Shareholders under the Subscription Agreement and the RJ Plan, as described in the Registration Statement, are duly authorized and validly issued, fully paid in and non-assessable and free of statutory preemptive rights.

The foregoing opinion is subject to the following assumptions, qualifications, limitations and exceptions: (i) any approval of or filing with any governmental or regulatory authority in Brazil with respect to the Common Shares, including any approval by the Agência Nacional de Telecomunicações (the Brazilian National Telecommunication Agency) and by the Conselho Administrativo de Defesa Econômica (the Brazilian Administrative Council for Economic Defense) has been obtained or made or is in full force and effect; and (ii) as from the date of this opinion there is no decision by the RJ Court or any other judicial or arbitral court in Brazil overruling the confirmation of the RJ Plan with respect to the issuance of the Common Shares by Oi to the Shareholders under the Subscription Agreement and the RJ Plan.

We are qualified to practice law in Brazil only and therefore the opinions expressed in this letter are limited to questions arising under the laws of Brazil. This opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion.

This opinion is dated as of today and we also expressly disclaim any responsibility to advise you or the holders of any securities issued by you or the holders of any other security that underlies any securities issued by you, with respect to any developments, modifications or circumstances of any kind occurring after the date hereof, even though such development or modification may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion letter.

We express no opinion as to any agreement, instruments or other documents other than as specified in this letter.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

We hereby consent to the filing of this opinion with Commission as an exhibit to the Registration Statement and to the reference made to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Luiz Antonio de Sampaio Campos	/s/ Rafael Padilha Calábria
Luiz Antonio de Sampaio Campos	Rafael Padilha Calábria